Exhibit 99.1

Furniture Brands International, Inc.

1 North Brentwood Blvd.

St. Louis, Missouri 63105

Investor contact

Farah Soi, ICR

203-682-8200

Media contact

Lisa Hanly

314-290-8954

FURNITURE BRANDS NAMES

VANCE JOHNSTON CHIEF FINANCIAL OFFICER

St. Louis, Missouri, May 7, 2012 — Furniture Brands International (NYSE: FBN) announced today that Vance Johnston has been appointed to the position of Senior Vice President and Chief Financial Officer, effective May 18. Johnston will assume responsibilities from Steven Rolls, Furniture Brands’ current Chief Financial Officer, following his resignation.

Johnston joined Furniture Brands in March 2010 and has since served as Senior Vice President, Growth and Transformation. He started his career at KPMG Peat Marwick and held corporate strategy roles at Burger King, OfficeMax and Royal Caribbean Cruises Ltd. Prior to joining Furniture Brands he was Chief Financial Officer at Miami Jewish Health Systems.

Ralph Scozzafava, Chairman and Chief Executive Officer said, “Vance has been instrumental in driving the operational improvements at the Company since he joined us over two years ago. His demonstrable contributions on the strategy front, as well in the real estate and financial planning and analysis areas have helped make us a more efficient organization. I am confident his track record of success will continue as he takes on this new role at Furniture Brands.”

Mr. Scozzafava added, “On behalf of the Board and management team, I would like to thank Steve Rolls for his contributions over the last four years. Steve’s focus on company-wide financial discipline and controls has resulted in a vastly improved financial organization. We wish him well.”

About Furniture Brands

Furniture Brands International (NYSE: FBN) is one of the world’s leading designers, manufacturers, sourcers, wholesalers, and retailers of home furnishings. We market through a wide range of retail channels, from mass merchant stores to single-branded and independent dealers to specialized interior designers. We serve our customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Hickory Chair, Pearson, Laneventure, Maitland-Smith, and Creative Interiors.